Exhibit 99.2

Operator:

Greetings ladies and gentlemen and welcome to the call to discuss NeurogesX Inc.’s Qutenza™ commercialization agreement with Astellas Pharma Europe, Ltd.

At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Carol Ruth of The Ruth Group. Thank you Ms. Ruth. You may begin.

TRG:

Thank you, Operator. Joining us on the call today are Tony DiTonno, Chief Executive Officer and Stephen Ghiglieri, Chief Financial Officer.

Statements in this conference call regarding NeurogesX business which are not historical facts may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995, or “The Act.” NeurogesX disclaims any intent or obligation to update these forward-looking statements and claims protection of the Safe Harbor for forward-looking statements contained in the Act.

Forward looking statements may include, but are not limited to, statements relating to the successful commercial launch, including the expecting timing, and commercial potential of Qutenza; expectations with respect to the activities of NeurogesX and Astellas under the Distribution, Marketing and License Agreement; Astellas’ ability commercialize Qutenza; Astellas’ expectations to build a specialty focused franchise and utility of Qutenza in such efforts; potential post-execution payments under the Astellas Agreement; expectations regarding additional Qutenza studies to be carried out by Astellas; the negotiation of, and entry into, direct agreements between Astellas, NeurogesX and Qutenza suppliers; the timing of completion, scope, size and expected results of the additional study in support of the Qutenza NDA; the timing of regulatory decisions with respect to the NDA for Qutenza with the U.S. FDA, including the PDUFA date for the NDA and potential delay of FDA decisions with respect to Qutenza in connection with the submission of additional clinical data; the expected benefits and any side effect profiles of the Company’s product candidates; plans for clinical development and commercialization of NGX-1998; potential use of proceeds from the Astellas Agreement; financing efforts; and resource goals of NeurogesX for U.S. launch of Qutenza and post-launch cash goals.

Actual results may differ from these discussed here today. Factors that may affect the outcome of forward-looking statements are explained in the risk factors section of NeurogesX filings with SEC, including its Form 10-K for the 2008 fiscal year filed with the SEC on March 26, 2009 and its Form 10-Q for the first quarter of 2009 filed with the SEC on May 8, 2009.

Now I would like to turn the call over to Tony DiTonno, Chief Executive Officer of NeurogesX.

TONY DITONNO:

Good morning and thank you for joining us on today’s call to discuss our Distribution, Marketing and License Agreement with Astellas Pharma Europe, Ltd. for the commercialization of our lead product Qutenza in Europe, the Middle East and Africa. This transaction follows the European Commission’s recent approval of Qutenza for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal pain products.

Most of you on the call know that we’ve been looking forward to announcing a commercial partnership. Finding the right partner to launch Qutenza in Europe has been a top priority for NeurogesX. We believe we have found that partner in Astellas and that our licensing agreement with Astellas reflects that very significant effort to find the best possible partner for Europe, and also clearly points to the commercial potential of Qutenza.

Astellas is a global company with outstanding marketing and R&D capabilities aimed at improving the health of people around the world. For the commercialization of Qutenza, Astellas can leverage over 3,000 employees across sales, marketing, R&D and manufacturing in Europe, the Middle East and Africa.

NeurogesX together with Astellas is committed to ensuring a successful launch of Qutenza in Europe which we anticipate will occur in the first half of 2010. Today I will highlight details of our agreement with Astellas, while Stephen will provide more color on the economic terms of the deal. Before we get into the specifics, I would like to give you an overview of Qutenza and the key milestones along its development and regulatory pathway that have allowed us to finalize the transaction that we announced today.

Qutenza is a cutaneous, or dermal patch designed to manage pain associated with peripheral neuropathic pain conditions. Pivotal safety and efficacy studies in support of the European Commission’s approval of Qutenza have demonstrated that Qutenza can provide site-specific pain management with effects that last for up to 12 weeks following a single 30- or 60-minute treatment application. We believe these features are important in treating neuropathic pain and help to address limitations of current therapies, which are often associated with systemic side effects and require chronic dosing in order to maintain therapeutic effect.

In May 2009, the Qutenza marketing authorization application was approved in the European Union for the treatment of neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain. Our commitment to secure a European commercial partner for Qutenza predated the filing of our EU marketing application, and over the past few years we met and performed due diligence with several potential partners to fulfill this objective. The transaction we secured with Astellas is the result of these efforts.

When evaluating potential partners, our goal was to identify a company with a pan-European commercial infrastructure to support the launch of Qutenza in various EU countries. Astellas has a presence in all major EU markets. Perhaps more importantly, we believe Astellas is dedicated to developing a specialty focused franchise and we believe that they see Qutenza as an important element in this effort. This dedication to our product and this franchise gives us great comfort for a successful launch of Qutenza in the territory.

During partnership diligence we also took into consideration a potential partner’s commitment to the product both from a sales and marketing perspective as well as from a continuing development perspective. We believe Astellas was the stand out leader in this regard not only from a capabilities perspective, but also from a philosophical dedication to the pain space and its desire to see Qutenza succeed. Astellas has excellent R&D capabilities within Europe and, under the agreement, is responsible for conducting additional studies of Qutenza, including post-marketing commitments outlined as part of the European Commission’s approval, with the goal of satisfying the post-marketing commitments related to ongoing safety evaluation. As part of our agreement, Astellas also has the option to co-develop and commercialize NGX-1998, our follow-on liquid formulation using Qutenza’s active ingredient, which, if exercised, would become a very meaningful part of our ability to attain the goal of bringing NGX-1998 to market both in the United States and Europe.

Having a partner with a broad reaching foothold in Europe for the commercialization and further advancement of Qutenza allows us to focus on our next priority – the U.S. approval and the potential launch of Qutenza for postherpetic neuralgia, or PHN. The FDA is currently reviewing a new drug application and assigned a PDUFA date of August 16, 2009. Obviously, the proceeds from this transaction will help further our efforts as we seek regulatory approval in the United States and enable us to invest more heavily in pre-commercialization activities as we prepare for a potential U.S. launch of Qutenza.

We look forward to the launch of Qutenza in Europe and its potential approval in the U.S. I would now like to turn the call over to Stephen to walk you through the financial details of the agreement.

STEPHEN G:

Thanks, Tony. First of all, I want you to be aware that we filed an 8-K with the SEC this morning which contains the material provisions of our agreements with Astellas and provides a more full description of the terms than we will go into here today.

Under terms of the agreement, NeurogesX will receive two upfront payments from Astellas totaling EUR 35 million, or approximately 49 million U.S. dollars at today’s exchange rates, for exclusive Qutenza commercial rights in the agreement territories and the NGX-1998 option. The upfront payments consist of a EUR 30 million (approximately $42 million) payment for Qutenza commercialization rights and a EUR 5 million (approximately $7 million) payment for a co-development and commercialization option of NGX-1998, our second generation product.

NeurogesX is eligible for up to EUR 70 million (approximately $97 million) in sales-based milestone payments and further option payments related to NGX-1998. NeurogesX will also receive double-digit royalties as a percentage of net sales. Astellas is also obligated under the agreement to take on the responsibility of conducting the post market commitments that were a part of our approval in the European Union. In addition to this, Astellas has also committed to invest in phase IIIb/IV studies to support the marketing and promotion of Qutenza. In connection with the agreement, we are also obligated to assign the Qutenza MAA to Astellas, to be maintained by Astellas at its expense.

In consideration for the NGX-1998 option, and as a means to provide funding to enable an acceleration of activities for this product candidate, Astellas will provide NeurogesX with an EUR 5 million or approximately $7 million) upfront payment which is a component of the EUR 35mm aggregate upfront payments I mentioned earlier. More details on this are contained in our 8-K filing. While our agreement is denominated in euro, payments to NeurogesX will be made in U.S. dollars at exchange rates that are in effect at the time that payment obligations accrue.

Another element of our relationship with Astellas relates to supply of Qutenza. We have entered into a supply arrangement with Astellas whereby, at least for the near term, we will be providing Qutenza to Astellas. This agreement provides for us to supply Qutenza at our cost, including our overhead. Such agreement also provides for us and Astellas to enter into negotiations with three of our principal component suppliers, LTS Therapie-Systeme AG, Contract Pharmaceuticals Limited Canada and Formosa Laboratories, Inc., to establish direct supply agreements between Astellas, NeurogesX and such suppliers. This process is expected to take some time to put in place.

We are not prepared on this call to discuss specific revenue recognition matters with respect to this agreement, but we can advise you that we expect revenue on upfront payments may be initially deferred for a quarter or two and that the revenue related to these payments will likely be spread over some period of time, which is yet to be determined. The spreading of milestone revenues is common for these types of transactions. We will provide further accounting guidance, most likely on our second quarter conference call.

Additionally I should point out that the upfront payment for Qutenza will be subject to a sublicense fee owing to the University of California, of approximately 5%. This sublicense fee, pursuant to our license agreement with the University of California, does not apply to payments received in connection with development funding for Qutenza.

Importantly, as Tony alluded to, this transaction will help us financially, and enable us to begin to invest both in NGX-1998 development as well as further pre-commercialization activities as we prepare for the potential launch of Qutenza in the United States. We plan to update you on our development plans for NGX-1998 after we spend some additional time with Astellas to work through the broader development plan.

We have discussed potential financing options before on these calls, and we are still very focused on ensuring that we have adequate funds to provide for a successful U.S. launch of Qutenza. While the proceeds from this transaction help in that regard, we expect to continue to evaluate further financing options over the coming weeks and months. Our goal remains to ensure that we have sufficient resources to enable a successful U.S. launch of Qutenza and have sufficient cash runway for at least four to six quarters post launch. Our focus at this time remains on financing options other than pure equity.

Tony, would you like to add closing remarks.

TONY DITONNO:

Yes, thanks Stephen. We are all very excited about the agreement with Astellas and look forward to the commercial launch of Qutenza in Europe. With this partnership secured, we are able to look towards the next immediate milestone for Qutenza, the upcoming August PDUFA date for our NDA in PHN.

We mentioned on our first quarter 2009 earnings call that the FDA requested an evaluation of our Qutenza patch application following pre-treatment with an FDA-approved topical anesthetic. As a reminder, our safety and efficacy trials used a commercially available OTC topical anesthetic that has not been approved by the FDA.

The agency recently agreed to our submitted protocol and work plan that contemplates enrolling approximately 20 patients with post-herpetic neuralgia, or PHN. Consistent with previous studies, each patient will receive a 60-minute pre-treatment with a topical anesthetic prior to Qutenza patch application. The only difference is our use of an FDA-approved lidocaine plus prilocaine topical anesthetic cream sometimes referred to as EMLA. The endpoint of the study is the mean duration of patch application. Previous clinical trial experience using the OTC topical anesthetic indicated that most patients tolerate the full 60-minute procedure. This study is designed to determine whether a similar tolerability profile can be accomplished with an FDA approved topical anesthetic. We believe that since lidocaine and prilocaine cream is a proven topical anesthetic it should have similar effect as our previously used pre-treatment for Qutenza.

We have already completed enrollment and treated all the patients and hope to evaluate the data and submit data to the FDA before the currently assigned August 16 PDUFA date. We are hopeful that any delay in the FDA’s decision will be relatively short and we are optimistic that an FDA decision on our NDA may be available before the end of 2009 and perhaps more importantly, that our goal of launching of Qutenza in the first half of 2010 may still be attainable.

As you all know getting a deal like this done requires the hard work of a lot of people within an organization and I am proud of our team’s work in achieving this milestone. Almost every single person in the company had a hand in making this happen and I would like to thank them all for this great accomplishment.

As we have said in the past 2009 is a big year for both Qutenza and NeurogesX as we continue the transition into a commercial-stage biopharmaceutical company focused on providing effective treatment options for pain. Thanks for your support of the company.